Exhibit 6.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made on the 10th day of May, 2023 (the "Effective Date") by and between Jackson Street Development, LLC, a Florida limited liability company, (the "Seller") and FundRebel Dean Hollywood 9, LLC, a Florida limited liability company (the "Buyer") upon the terms, provisions and conditions set forth herein. Buyer and Seller may be referred to herein individually as a "Party" and collectively, as the "parties," where applicable.

RECITALS

R-1.         Seller is the owner of certain Property (hereinafter defined) and the improvements thereon along with certain other related personal property, as more particularly described herein.

R-2.         Seller desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller.

R-3.         Seller and Buyer desire to set forth herein the terms, conditions, and agreements under and by which Seller shall sell and transfer and Buyer shall purchase and accept the Property.

NOW WHEREFORE, IN CONSIDERATION of the mutual covenants and obligations of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

AGREEMENT

1.       Purchase and Sale. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in and to the following real and personal property (a)—(c), collectively, the "Property":

(a)       Land. The land located at 320 S. Federal Highway, Hollywood, Florida 33020 a/k/a 1809 Jackson Street, Hollywood, Florida 33020, Tax ID #: 5142 15 01 7470, with a legal description more particularly described in Exhibit A attached hereto (the "Land"), together with all improvements thereon, including but not limited to, the 204 unit new construction apartment building, three levels of integrated parking garage, and ground-floor retail space with surface parking (the "Improvements"), and all rights and appurtenances to the Land and Improvements, including any right, title and interest of Seller, that Seller may have in and to adjacent streets, alleys, or rights-of-way, any subsurface rights, development rights, air rights, water rights, and any easements benefiting the Land;

(b)       Personalty. Fixtures and all other tangible personal property owned by Seller and comprising a part of or attached to or located upon the Improvements including, without limitation, equipment, pumps, tanks, electric panel switchboards, lighting equipment, wiring, heating, plumbing, ventilating and air conditioning apparatus and equipment, fixtures, furniture and equipment as described in Exhibit B attached hereto, appliances, window treatments together with all assignable, intangible property useful solely in connection with the future operation or maintenance of the Improvements, including, without limitation, licenses or permits, in each case relating to the Land and Improvements. All of the foregoing is collectively referred to as the "Personalty";

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(c)       Intangible Property. All intangible property relating to the ownership of the Property, including, without limitation: (i) telephone numbers, trade name for the real property and any common derivations thereof, related tradenames, social media accounts, renderings, video and photographic recordings and documentation, and the website associated with the Property operated by Seller or any of Seller's affiliates; (ii) all rights to develop the Property; and (iii) all building permits or other permits which may have been issued by the City of Hollywood, and Municipal, County, State, Federal or other approvals of any kind and all plans (including, without limitation, site plans, building plans, floor plans, space plans), specifications and any applications for permits or approvals, maps and surveys (including, without limitation, archaeological, boundary, topographic and tree surveys) (collectively, the "Approvals") and any additional matters, if any, related to the improvement of the Improvements, Land, or Personalty (collectively, the "Intangible Property").

2.       Purchase Price. Buyer agrees to pay, as the purchase price for the Property, Sixty-Two Million and 00/.100 Dollars ($62,000,000.00) (the "Purchase Price").

3.       Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

(a)       Deposit. Within two (2) business days of the Effective Date, Buyer shall deliver by wire transfer (i) an amount equal to One Million and 00/100 Dollars ($1,000,000.00) (the "Becker Deposit") to Becker & Poliakoff, P.A. (the "Escrow Holder"), Attn: [_], and (ii) an amount equal to One Million and 00/100 Dollars ($1,000,000.00) (the "Landmark Deposit") to Landmark Abstract Agency, LLC ("Landmark"), Attn: [_]. (The Becker Deposit and Landmark Deposit shall collectively be referred to as the "Deposit"). The Deposit shall be non-refundable to Buyer unless Seller defaults in its obligation to sell and convey the property to Buyer as contemplated hereunder. The proceeds of the Deposit shall be credited to Buyer against the Purchase Price at Closing. The Deposit may be held in a non-interest-bearing account.

(b)        Transfer of Landmark Deposit. Within sixty (60) days of the Effective Date, Landmark shall deliver by wire the Landmark Deposit to the Escrow Holder. The parties agree that shall the Landmark Deposit not be transferred to the Escrow Holder within the aforementioned time, Buyer shall be in default pursuant to the terms in Section 17 herein.

(c)        Escrow Holder. Seller and Buyer authorize Escrow Holder and Landmark to receive, deposit and hold funds and other property in escrow, and subject to collection, disburse them in accordance with the terms of this Agreement or another agreement entered into among the Seller, Buyer, Escrow Holder and Landmark. The parties agree that neither Escrow Holder nor Landmark will be liable to any person for misdelivery of escrowed items to Seller or Buyer, unless the misdelivery is due to Escrow Holder's or Landmark's willful breach or gross negligence. Neither Escrow Holder nor Landmark shall have a duty or obligation to place the Deposit into an interest-bearing escrow. No interest that shall accrue on the deposit, if any, shall be due or payable to either party upon disbursement and may be retained by Escrow Holder and/or Landmark as part of the consideration paid for its services hereunder. If there is a dispute regarding the disbursement or disposition of the Deposit or the interest earned on the Deposit, or if Escrow Holder or Landmark shall receive conflicting written demands or instructions with respect to the Deposit, then Escrow Holder or Landmark shall withhold such disbursement or disposition until notified by Buyer and Seller that such dispute is resolved or Escrow Holder or Landmark may file a suit of interpleader, and the cost and expense of filing such interpleader action shall be divided equally between Seller and Buyer in the state or cognizant federal courts in the county in which the Property is located. Neither Escrow Holder nor Landmark shall be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Holder or Landmark pursuant to this Agreement unless the same results from the negligence, gross negligence, or willful misconduct of Escrow Holder or Landmark.

(d)       Closing Payment. The balance of the Purchase Price, as adjusted by the application of the proceeds of the Deposit and any prorations and credits specified herein, shall be paid in cash on the Closing Date (as hereinafter defined) (the amount to be paid under this subparagraph (c) being herein called the "Closing Payment").

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4.       Title and Survey Matters.

(a)       Within five (5) business days of the Effective Date, Buyer shall order a title insurance commitment (The "Commitment"), from a reputable national title insurance company (the "Title Company"), to issue an ALTA Owner's Title Insurance Policy (the "Title Policy"), in the amount of the Purchase Price.

(b)       In the event that the Commitment does not show good, marketable, and insurable fee simple title to the Property vested in Seller, subject only to: (x) the exceptions to title listed in Exhibit C, which Buyer agrees to take title subject to them, (y) liens, encumbrances, exceptions and qualifications which, in Buyer's reasonable judgment, do not interfere with or impair the use of the Property, or, which will be omitted as exceptions by the Title Company at Closing, and (z) exceptions permitted by the provisions of this Agreement, (the matters referred to in (x), (y) and (z) are collectively referred to as the "Permitted Exceptions"), Buyer shall notify Seller, and Seller's counsel, in writing to that effect no later than ten (I 0) business days following the date of receipt (the "Buyer Objection Period"), specifying such defects (the "Title Defects',. Any matter that is not timely specified in Buyer's written notice to Seller during the Buyer Objection Period, shall be a Permitted Exception and Buyer shall have no further right to object thereto. Buyer shall notify Seller, and Seller's counsel, in writing of any Title Defects disclosed for the first time in any update of tie Commitment or Survey no later than five (5) business days after receipt of the subject update. Seller ;hall have ten (10) business days from receipt of any written objection notice from Buyer ("Seller's Title Cure Period") to advise Buyer whether or not Seller will cure such Title Defects (but Seller shall be under no obligation to cure any Title Defects other than Monetary Defects and Financing Defects). The failure of Seller to provide written notice, on or before the expiration of Seller's Title Cure Period, of Seller's agreement to cure any Title Defect shall constitute Seller's election not to cure such Title Defect. if Seller elects lot to cure any of the Title Defects (other than Monetary Defects and Financing Defects), Buyer, as its sole and exclusive remedy, shall have the option of: (i) accepting the title subject to any Title Defect that Sel.er has elected (or be deemed to have elected) not to cure, but without reduction of the Purchase Price; or (ii) terminating this Agreement by written notice to Seller within ten (10) days after the expiration of Seller's Title Cure Period, whereupon, the Deposit shall be released to Seller, and thereupon Buyer and Seller shall each be released from all further obligations to each other respecting matters arising from this Agreement, except with regard to such provisions that expressly provide for the survival of termination of this Agreement. In the event Buyer fails to deliver written notice of its election to Seller, Buyer shall be deemed to have elected option (i) above. Notwithstanding the foregoing, Seller, at its sole expense, shall be obligated to satisfy, cure and remove of record all mortgages or deeds of trust encumbering the Property, judgment liens or monetary liens encumbering the Property, mechanic's and materialmen's liens encumbering the Property and arising from work performed by or on behalf of Seller, as opposed to by Tenants ("Monetary Defects") and all title defects arising after Effective Date and before Closing, which causes Buyer to be unable to obtain conventional financing for the purchase of the Property ("Financing Defects"). If Seller elects not to cure any Monetary Defects or Financing Defects, Seller shall be in default and Buyer shall provide Seller with a forty-five (45) days written notice of default and the opportunity to cure. If Seller is unable to cure said Monetary Defects or Financing Defects during the forty-five (45) day period, Buyer shall automatically grant Seller an additional forty-five (45) days in which to cure the said Monetary Defects or Financing Defects. In the event, that Seller is unable to cure the pending Monetary Defects and/or Financing Defects after the second forty-five (45) day period, Buyer may elect to terminate this Agreement pursuant to the terms in Section 17. If Seller curing said Monetary Defects and/or Financing Defects during either of the forgoing forty-five (45) day periods interfere with the otherwise set Closing Date, the Closing Date shall instead be two (2) business days after Seller cures said defect, with evidence of same being Delivered to Buyer.

(c)        Survey. Buyer has been provided the opportunity to inspect and review the current survey on the Property, a copy of which is attached hereto as Exhibit D, and Buyer waives all rights to object to ally survey matters that would be objectionable to Buyer.

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(d)       Open Permits. Ally and all open Seller permits appearing in a lien search conducted by Buyer and provided to Seller, with the exception of the outstanding construction permits as listed in Exhibit E attached hereto, and any other construction permit entered into after the Effective Date, but before Closing ("Open Permit;") shall be conclusively terminated and closed out and evidence of same shall be delivered to Buyer prior to Closing. If Seller fails to close any Open Permits, Seller shall be in default, and Buyer shall provide Seller with ninety (90) days written notice of default and the opportunity to cure. If Seller is unable to close the Open Permit during the ninety (90) day period, Buyer shall agree to have Seller close the permit post-Closing; provided Seller closing the permit post-Closing is approved by Buyer's lender, if any.

(e)       Notices of Commencement. If any party, other than the Seller, has filed a Notice of Commencement ("NOC") against the Property that is included in the Title Commitment (or any update thereto), Seller shall use commercially reasonable efforts, at Seller's sole cost and expense, to terminate prior to Closing to the reasonable satisfaction of the Title Company and Buyer's lender. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that Seller may not be able to close some of the filed NOC because of the ongoing construction on the Property. If such an event shall occur, the parties agree to find a solution, and Seller's inability to terminate the NOC shall not constitute a default by Seller, provided the solution is reasonably satisfactory to the Title Company and Buyer's lender.

5.       Due Diligence. Buyer acknowledges that it has had the opportunity to undertake ally studies, inspections, or investigations of the Property as Buyer deemed necessary to evaluate the physical, environmental condition, or any other condition of the Property. To the extent that Buyer has waived or otherwise declined the opportunity to undertake such inspections and investigations as a condition to the completion of the Closing under the terms of this Agreement, Buyer has knowingly and voluntarily done so. It is understood by the parties that Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller's files or in the documents produced by Seller or its agents, including, without limitation, any environmental reports or surveys. Buyer acknowledges that Seller and Seller's affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof. Buyer further acknowledges and agrees that Buyer waives any and all rights to any additional due diligence or inspections on the Property.

6.       Assignment of Warranties of Equipment. Seller assigns to Buyer any warranties which are made by manufacturers and suppliers of the equipment being transferred with the Property, including, without limitation, pumps, tanks, elevators, generators, and which are assignable, BUT SELLER MAKES NO REPRESENTATIONS AS TO THE EFFECTIVENESS OR EXTENT OF SUCH WARRANTIES, ASSUMES NO RESPONSIBILITY FOR ANY MATTERS WHICH MAY BE WARRANTED BY SUCH MANUFACTURERS OR SUPPLIERS AND EXTENDS NO COVERAGE UNDER THIS AGREEMENT TO SUCH EQUIPMENT.

7.       Limited Warranty Coverage.

(a)       Seller warrants to Buyer that, for a period of nine (9) months from the date of Closing (the "Warranty Period"), the building (the "Building") shall be free from defects in materials, excluding ordinary wear and tear, and shall be delivered in good working order.

(b)       This warranty covers only defects arising under normal use and does not cover any malfunctions or damage resulting from misuse, abuse, neglect, alteration, problems with electrical power caused by Florida Power and Light or its successor company, acts of nature, or damage determined by a mutually agreed third-party engineer to have been caused by anyone other than the Seller's employees or authorized service agents.

(c)       Limitation of Liability.

(i) This warranty is the only express warranty given by the Seller. No one is authorized to make any other warranties on behalf of the Seller. IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE LIMITED TO THE DURATION OF THIS WARRANTY.

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(ii) In no event shall the Seller be liable for any consequential or incidental damages you may incur in connection with your purchase and use of the Building.

(d)       Warranty Service.

(i) During the Warranty Period, if the Buyer discovers a defect in materials in the Building, the Buyer shall notify the Seller in writing. Upon receipt of such notice, the Seller shall repair or replace at Seller's sole option and expense, the defective material.

(ii) All warranty service will be performed during normal business hours.

8.       Future Easements or Right-of-Ways. Seller's affiliate owns the parcels adjacent to the Property and intends to develop said parcels. It is recognized by the parties hereto that subsequent to Closing, governmental agencies, quasi-governmental agencies, or utility companies may require additional easements or right-of-ways on the Property with respect to the development of the adjacent parcels, in the event that such requirement is made upon Seller's affiliate, Buyer agrees to promptly enter into an appropriate written agreement establishing such easement and/or right-of-way.

9.       Pre-Lease of Property. The parties acknowledge that Buyer intends to lease the residential units and commercial space within the Property. The parties further agree that Buyer intends to look for residential and commercial tenants before Closing. As a result of the foregoing, both parties agree as follows:

(a)       Seller agrees to provide Buyer with digital pictures and video of model residential units, which Buyer can use ii its leasing efforts, and Seller agrees to allow Buyer and Buyer's agents, representatives, and consultants to enter the Property upon a mutually agreed upon time to take digital pictures and video of the model residential units;

(b)       Seller agrees that upon the issuance of a Temporary Certificate of Occupancy for the Property, Buyer shall be permitted to enter the Property and show the model resident units and commercial space to potential tenants for four hours on Saturday and four hours on Sunday and provided all individuals that enter the Property signed Seller's waiver;

(c)       Buyer agrees to provide Seller with a copy of the proposed lease agreement; and

(d)       Buyer further agrees to include a clause in any lease agreement, relating to this Section 9, Buyer enters into before Closing that makes the lease agreement contingent on Buyer purchasing the Property and allows Buyer to assign the leases to Seller, at Seller's election, shall this Agreement be terminated.

10.       Termination of Agreement. If Buyer terminates this Agreement prior to Closing, then: (a) Buyer shall return or confirm the destruction of all plans, surveys, maps, documents, materials, and all other proprietary information provided to Buyer by Seller in connection with the transaction contemplated hereunder, (b) Escrow Holder shall release the Deposit to Seller, and (c) neither party shall have any further obligations to the other hereunder, except for those obligations and indemnities which are expressly made to survive termination. If Seller terminates this Agreement, and Buyer does not seek specific performance pursuant to Section 17(b)(ii), then: (a) Buyer shall return or confirm the destruction of all plans, surveys, maps, documents, materials, and all other proprietary information provided to Buyer by Seller in connection with the transaction contemplated hereunder, (b) Escrow Holder shall release the Deposit to Buyer, and (c) neither party shall have any further obligations to the other hereunder, except for those obligations and indemnities which are expressly made to survive termination.

11.       Representations and Warranties.

(a)       Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows:

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(i) This Agreement and all documents executed by Seller that are to be delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, and are, or at the time of Closing will, be legal, valid and binding obligations of Seller, and do not, and at the time of Closing, will not violate any provisions of any contract or judicial order to which Seller is a party or to which Seller is subject.

(ii) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida.

(iii) To the best of Seller's Actual Knowledge, there is no material litigation pending or threatened against Seller that arises out of the ownership, construction, or development of the Property that will not be disposed of prior to Closing.

(iv) To the best of Seller's Actual Knowledge, no condemnation or eminent domain proceedings are pending or threatened in writing against the Property.

(v) There are no leases and/or rental, tenancy, occupancy or license agreements affecting the Property and the Property shall be delivered vacant and free and clear of any and all occupants, tenants or licensees.

(vi) Seller has not received any written notice from any governmental authority with jurisdiction over the Property of any current material violation by the Property of any laws, ordinances or regulations applicable to the Property, and Seller is in compliance with any past notices of past violations. Seller at its sole expense shall cure and promptly provide Buyer with a copy o.-7any such notices received after the Effective Date.

(vii) Seller (a) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism - 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (b) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States 'Treasury Department as a terrorist, a "Specially Designated National" or "Blocked Person," or other banned or blocked person, group, entity or nation pursuant to any applicable laws that are administered or enforced by the Office of Foreign Assets Control, (c) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation; and (d), to Seller's Actual Knowledge, does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.

(viii) Except as disclosed in the environmental report attached to this Agreement as Exhibit F or other information made available to Buyer by Seller or otherwise obtained by Buyer, or otherwise disclosed by Seller to Buyer in writing, Seller has not received written notice of any material violations of any Environmental Law with respect to the Property or any portion of the Property that remains uncured. As used in this Agreement, the term "Environmental Law" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 ("CERCLA") and the Resource Conservation and Recovery Act of 1986 ("RCRA").

(ix) Seller has received a Temporary Certificate of Occupancy for the Property.

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(x) To the best of Seller's Actual Knowledge, there are no actions, investigations, suits, or proceedings pending or threatened that affect the Property, the ownership or operation thereof, or the ability of Seller to perform its obligations under this Agreement. To the best of Seller's Actual Knowledge, there are no judgments, orders, awards, or decrees currently in effect against Seller that affect the ownership or operation of the Property that shall not be fully discharged at Seller's sole expense prior to Closing.

(xi) To the best of Seller's Actual Knowledge, there are no pending proceedings to alter or restrict the zoning or other use restrictions applicable to the Property, to condemn all or any portion of the Property by eminent domain proceedings or otherwise, or to institute a moratorium or similar restriction on building on or issuing certificates of occupancy for construction on all or any portion of the Property.

(xii) Seller has received no notices of violation of any deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or requirements of any governmental authority governing or regulating the use and operation, or otherwise applicable to, the Property (collectively, the "Legal Requirements"). No notices of violation of any Legal Requirements or Seller's insurer's requirements have been received by Seller. Seller has not entered into any agreements with any Governmental Authority in connection with compliance with Legal Requirements.

(xiii) Seller is not a "foreign person" as defined in Section 1445(0(3) of the Internal Revenue Code.

For the purposes of this Agreement, whenever the phrase "to Seller's Actual Knowledge" is used, then it shall be deemed to refer to the actual conscious knowledge of Seller's principal, without either such person undertaking any investigation or inquiry.

(b)       Buyer's Representations and Warranties. Buyer hereby represents and warrants as follows:

(i) This Agreement and all documents executed by Buyer that are to be delivered to Seller at Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer and are, or at Closing will be, legal, valid and binding obligations of Buyer and do not, and at the time of Closing will not, violate any provisions of any contract or judicial order to which Buyer is a party or to which Buyer is subject.

(ii) Buyer is a limited liability company duly organized, validly existing and in go& standing under the laws of the State of Florida.

(iii) Buyer (a) is not a person, group, entity or nation described in Section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism - 66 Fed. Reg. 49079 (dated September 23, 2001, effective September 24, 2001), (b) is not a (and is not acting, directly or indirectly, for or on behalf of any) person, group, entity or nation designated by any Executive Order or the United States Treasury Department as a terrorist, a "Specially Designated National" or "Blocked Person," or other banned or blocked person, group, entity or nation pursuant to any applicable laws that are administered or enforced by the Office of Foreign Assets Control, (c) is not initiating, facilitating or engaging in the transaction contemplated by this Agreement, directly or indirectly, for or on behalf of any such person, group, entity or nation, and (d), to Buyer's knowledge, does not engage in any dealings or transactions, and is not otherwise associated, with any such person, group, entity or nation.

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(iv) AS-IS. The Property is being sold in an "AS IS, WHERE IS" condition and "WITH ALL FAULTS". Except as otherwise expressly provided by Seller pursuant to this Agreement in Section 7 above, Seller makes no representations or warranties, express, implied or arising Dy operation of law, and no such representations or warranties have been made or are made by Seller, and Buyer has not relied on any such representations or warranties. This Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits. Buyer hereby acknowledges that Seller has requested that Buyer inspect the Property fully and carefully and investigate all matters relevant thereto, including conducting its own due diligence of any and all documentation provided by Seller, and that Buyer rely solely upon the results of Buyer's own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by Seller to Buyer. Buyer acknowledges and agrees that, except as expressly provided in this Agreement, and having been given the opportunity to inspect the Property and the documents listed in Exhibit G, Buyer is relying solely on its own investigation of the Property.

(v) Buyer understands and agrees that Seller (or an affiliate of Seller) intends to develop the property adjacent to the Property and for some time in the future Buyer may be disturbed by the noise, commotion and other unpleasant effects of nearby activities. Because the Property is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines of any part of the Property (including the development of adjacent property by Seller) may block, obstruct, shadow or otherwise affect views which may currently be visible from the Property.

(vi) Buyer acknowledges that the Buyer's obligation to consummate the transaction contemplated hereby is not contingent upon Buyer's ability to obtain financing and that the Closing will no: be deferred to allow Buyer time to obtain financing.

(vii) Buyer acknowledges that it had the opportunity to inspect the construction plans for the Project. Buyer further acknowledges that it understands and agrees that said construction plans are not as-built plans and may differ from as-built plans, provided any material change to be made to the construction plans after the Effective Date, including but not limited to, unit count, net rentable square footage, parking space, and general build quality of the Property, shall not be made without Buyer's prior written approval; provided such approval shall not be unreasonably withheld, delayed, conditioned, or be provide more than two (2) business days after Seller made the written approval request to Buyer. In the event, Buyer does not reply to Seller's written approval request, it shall be deemed Buyer approves the change to the construction plan.

(c)       Survival Period. The representations and warranties set forth in this Section 11 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing but shall survive the Closing Date for a period of six (6) months (the "Survival Period"), at which time, except as otherwise expressly and specifically provided herein, they shall terminate.

12.       Seller's Covenants. In addition to all other conditions set forth herein and Seller's obligation to sell and convey the Property to Buyer, between the Effective Date and the Closing Date, or earlier termination of this Agreement, Seller covenants and agrees as follows:

(a)       Seller shall continue to operate and maintain the Property in the same manner in which Seller has operated and maintained the Property for the last twelve (12) months.

(b)       Seller shall maintain all casualty, liability and hazard insurance currently in force with respect to the Property.

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(c)       Seller shall not (except as otherwise specifically permitted or required pursuant to this Agreement, or as otherwise agreed or permitted by Buyer in writing in Buyer's reasonable discretion) (i) grant, create or allow the creation of any easement, right-of-way, encumbrance, lien, restriction, or assessment on title that affects the Property (and at Seller's sole expense, shall promptly cause the removal of any of the foregoing upon notice thereof), unless, such easement or right-of-way is required by a government agency, quasi-government agency or a utility company, or (ii) amend, extend or otherwise modify the terms of any existing easement, right-of-way, encumbrance, lien, restriction or assessment that affects the Property. Between the Effective Date and the Closing Date, Seller covenants and agrees not to (x) terminate, amend or otherwise modify any Intangible Property, or (y) enter into any further or amend any existing agreements, contracts or leases with respect to the Property without the written consent of Buyer.

(d)       Seller shall promptly advise Buyer in writing of any material adverse change in the physical condition of any of the Property, the occurrence of any event or the discovery of any fact which would render any representation or warranty of Seller to Buyer in this Agreement untrue or materially misleading, and any written notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

(e)       If Seller (or Seller's affiliates) receives from a third party a bona fide offer to purchase the parcels adjacent to the Property, which are currently owned by Gadamis Property LLC (or any other of Seller's affiliates), Seller must first give written notice to Buyer of said offer. Buyer shall have ten (10) days from the date of receipt of said offer to provide Seller with a written acceptance of the offer, upon the terms and conditions as set for therein. If Buyer fails to accept the said offer within the ten (10) days provided herein, Seller shall proceed to sell to said third party in accordance with the terms of the offer.

13.       Conditions to Buyer's Obligations to Close. In addition to all other conditions set forth herein, the obligation of Buyer to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)       Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Effective Date and on the Closing Date. For purposes of this clause (a), a representation shall be false if the factual matter that is the subject of the representation is false in any material respect notwithstanding any lack of knowledge or notice to the party making the representation;

(b)       As of the Closing Date, Seller shall have obtained a full Temporary Certificate of Occupancy for the entire Property (the "TCO"). Notwithstanding any issuance of the TCO, if a permanent full Certificate of Occupancy for the entire Property (the "CO") has not been issued as of the Closing Date, Seller shall continue, at its sole cost and expense, using commercially diligent efforts to obtain the CO and deliver same when issued, to Buyer. Post-Closing, Buyer shall provide all reasonable assistance and execute documents reasonably requested by Seller and necessary to obtain the CO.

(c)       The terms and provisions of this Section 13 shall expressly survive Closing.

14.       Closing.

(a)       Closing. The closing of the purchase and sale of the Property pursuant to this Agreement (the "Closing") shall take place within sixty (60) days after the later of Seller obtaining the TCO for the Property or September 28, 2023 (the "Closing Date"). No party shall be required to appear in person for Closing. On or prior to the Closing Date, the parties shall deposit in escrow with the Escrow Holder all documents, instruments and Closing funds required to be delivered by such party in order to consummate Closing pursuant to this Agreement.

(b)       Payment of the Purchase Price. The Purchase Price shall be paid, and all documents necessary for the consummation of the purchase and sale transaction contemplated hereby shall be executed and delivered on or before the Closing Date to the title/closing agent, and Seller shall deliver possession of the Property to Buyer on the Closing Date. The balance due at Closing must be paid by wire transfer of immediately available federal funds only.

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(c)       Seller's Deliveries. On or before the Closing Date (or within such timeframe as may be more specifically provided below), Seller shall cause to be delivered into escrow (except as specifically noted) the following documents:

(i) A Special Warranty Deed;

(ii) A Blanket Conveyance, Bill of Sale and General Assignment;

(iii) An Assignment and Assumption of Contracts and Intangibles;

(iv) Originals or copies of all Service Contracts in the possession or control of Seller (to be delivered outside of Escrow) to be continued by Buyer after the Closing, if applicable;

(v) A recertification to Seller's representations and warranties as of the Closing Date.

(vi) An affidavit sworn by an officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(0(3) of the IRC;

(vii) Such organization and formation documents, resolutions, authorizations, certificates of incumbency, certificates of good standing, and other documentation with respect to Seller as the Title Company may require to issue the Title Policy;

(viii) All keys, fobs, and codes for the Property with identification of the lock to which each such key relates (to be delivered outside of Escrow), if applicable;

(ix) A closing statement prepared in writing by closing agent and approved in writing by Seller;

(x) Any other documents, instruments, records, correspondence or agreements which are reasonably required by the title company to close and consummate the purchase of the Property in accordance with the terms hereof; and

(xi) A final "as-built" survey of the Property.

(d)       Buyer Deliveries. On or before the Closing Date (or within such timeframe as may be more specifically provided below), Buyer shall cause to be delivered into escrow (except as specifically noted) the following documents:

(i) The Closing Payment;

(ii) A counterpart of the Assignment of Contracts and Intangibles duly executed by Buyer, in the form attached hereto;

(iii) Such corporate, partnership or other organization or formation documents, resolutions, authorizations, certificates of incumbency, certificates of good standing, and other documentation with respect to Buyer as the Title Company may require in order to issue the Title Policy;

(iv) A counterpart to the Blanket Conveyance, Bill of Sale and General Assignment;

(v) A counterpart to the closing statement approved in writing by Buyer; and

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(vi) Any other documents, instruments, records, correspondence or agreements called for hereunder which are reasonably required by title company or otherwise to close and consummate the purchase of the Property in accordance with the terms hereof.

(e)       Title Charges; Closing Fees and Costs.

(i) Buyer shall pay the costs and premium for the title insurance for any owner's and mortgagee (lender) Title Policy and any endorsements to the Title Policy and the cost of a Survey or Survey update. Buyer shall also pay: (i) the filing fee for recording fee of the Deed; and (ii) the recording fees and documentary and intangible taxes required in connection with Buyer's application for any new mortgage financing, regardless of whether such new mortgage financing is actually obtained by Buyer.

(ii) Seller shall pay all transfer taxes, stamp taxes or surtax on the deed that are customarily Seller charges, and recording fees to cure title matters. Seller also shall bear all costs and expenses incurred in order to repay and release of any existing loans or financing of Seller encumbering the Property. Each party shall bear their own attorneys' costs and fees.

(f)       Other Expenses. Except as specifically provided for in this Agreement, Seller and Buyer shall allocate all closing costs between them in accordance with customary practice in the Property Jurisdiction. Seller shall be responsible for payment of all impact fees assessed/charged by all governing municipalities for the Property. These provisions shall survive six (6) months after the Closing.

(g)       Prorations.

(i) Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority ("Taxes") not yet due or payable. If the current year's tax bill is not available, then prior year's tax bill shall be used with maximum discounts applied and the parties will agree to re-prorate after Closing upon request of either party received within sixty (60) days of the availability of the applicable year's tax bill. Notwithstanding the foregoing and for clarification, Seller shall have no responsibility for any assessments related to liens, violations or fines relating to the condition of the Property or the improvements thereof.

(ii) Utility Charges. Electric, water, sewer, gas, fuel, waste collection and removal and other utility and operating expenses relating to the Property (collectively, the "Utility Charges") shall be prorated as of the day preceding the Closing Date. If bills for the applicable period are unavailable, the amounts of such charges will be estimated based upon the latest known bills. Seller shall be responsible for all charges incurred through the day preceding the Closing Date, and Buyer thereafter. All prepaid deposits for utilities shall be refunded to Seller by the utility companies, and it shall be Buyer's responsibility to make any utility deposits required for service.

(iii) Proration Adjustment. After receipt of final Taxes, Utility Charges and other bills, Buyer shall prepare and present to Seller a calculation of the proration of such Taxes and other items, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The Parties shall make the appropriate adjusting payment between them within 30 days after presentment by Buyer to Seller of Buyer's calculation and supporting documentation which Buyer shall provide. This provision shall survive six (6) months after Closing.

(iv) Rent Per Diem; Common Area Maintenance ("CAM"). The Property is not rented and there are no tenants thus no rent prorations nor CAM prorations.

(h)       Post-Closing Escrow. At Closing, One Million Dollars ($1,000,000) (the "Post-Closing Escrow Amount") shall be delivered by the closing agent to the Escrow Holder to be held in escrow until the issuance of the CO for the Property. The Post-Closing Escrow Amount shall be held in escrow in a non-interest-bearing account and released to Seller upon Seller presenting the CO for the Property to Buyer and Escrow Holder without any further written notification required from Buyer.

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15.       Eminent Domain. If prior to the Closing Date condemnation proceedings are commenced against all or any part of the Property, then Seller shall promptly notify Buyer of the same (the "Taking Notice") and the following provisions shall apply:

(a)       Total Taking. If in the event such condemnation is commenced against all or substantially all of the Property, this Agreement shall terminate in which event (a) the Deposit shall be returned to Buyer and (b) except as expressly provided for in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement.

(b)       Material Taking. In the event such condemnation is Material (as defined below) but not a total taking as set forth in (a) above, Buyer shall have the right to terminate this Agreement by written notice from Buyer to Seller given on or before the date that is the earlier to occur of: (1) ten (10) days after the date of the Taking Notice, or (2) the Closing. In the event Buyer does not terminate this Agreement, Buyer shall accept such title to the Property as Seller can deliver, in which case Seller shall pay over or assign to Buyer all rights and proceeds arising by reason of such taking ,less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) and Buyer shall pay the Purchase Price without reduction. If Buyer terminates this Agreement pursuant to this subsection (b): (i) the Deposit shall be returned to Buyer, and (ii) except as expressly provided for in this Agreement, neither Seller nor Buyer shall have any further liability or obligation under this Agreement.

(c)       Immaterial Taking. In the event such condemnation is not Material, then Buyer shall accept such title to the Property as Seller can deliver, in which case Seller shall pay over or assign to Buyer all rights and proceeds arising by reason of such taking (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) and Buyer shall pay the Purchase Price at the Closing without reduction.

(d)       "Material". For purposes of this Section, the term "Material" shall mean a condemnation involving (i) any portion of the rentable square feet of the Improvements, (ii) 10% or more of the Land, (iii) all or a material portion of access to the Property, or (iv) results in the Property being nonconforming.

16.       Casualty. If any time prior to the Closing any portion of the Improvements is destroyed or damaged as a result of fire, storm or accident (hereafter collectible referred to "Casualty"), Seller shall promptly notify Buyer of the same. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

(a)       If the Cost of Repair and Restoration (as hereinafter defined) of such destruction or damage shall be One Million and 00/100 Dollars ($1,000,000.00) (the "Repair Threshold") or less, the obligations of the parties under this Agreement shall not be affected by such destruction or damage, and Buyer shall accept title to the Property in its destroyed or damaged condition. Buyer shall pay the Purchase Price without reduction, and Seller shall pay over or assign to Buyer without recourse all rights to any proceeds of insurance payable with respect to such destruction or damage (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) including the proceeds of any rent loss insurance applicable to the period after Closing along with written confirmation that the Casualty is covered by Seller's insurance, if any, and Buyer shall receive a credit against the Purchase Price in the amount of any deductible, if any.

(b)       If the Cost of Repair and Restoration of such destruction or damage shall exceed the Repair Threshold, Buyer shall have the right to terminate this Agreement by written notice from Buyer to Seller given on or before the date that is the earlier to occur of (i) ten (10) days after the date of the Cost Notice (as hereinafter defined) or (ii) the Closing. In the event Buyer does not terminate this Agreement, Buyer shall accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of subsection (a). In the event Buyer so terminates this Agreement, (x) the Deposit shall be released to Seller, and (y) except as expressly provided for in this Agreement, neither Seller nor Buyer shall have any further liability or obligation to the other under this Agreement. In the event the extent of such destruction or damage results in Buyer being unable to obtain conventional financing for the purchase of the Property and the Buyer elect not to terminate the Agreement, the Closing shall be extended to provide Buyer the opportunity to obtain conventional financing, which shall include the negotiation of post-Closing repairs, provided that such Closing extension shall not be extended beyond January 31, 2024. In the event the Buyer continues to be unable to obtain conventional financing for the purchase of the Property after January 31, 2024, Buyer may elect to terminate this Agreement with the Deposit returned to Buyer and except as expressly provided for in this Agreement, neither Seller nor Buyer shall have any further liability or obligation to the other under this Agreement.

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(c)       The term "Cost of Repair and Restoration" shall mean the amount of Seller's good faith estimate of the actual cost of repair and restoration. Seller shall send Buyer notice of the Cost of Repair and Restoration (the "Cost Notice") promptly after making the aforesaid estimate.

17.        Default.

(a)       Default by Buyer; Limitation on Liability; Liquidated Damages. IF BUYER SHALL DEFAULT IN ITS OBLIGATION TO CLOSE HEREUNDER, BUYER AGREES THAT SELLER SHALL HAVE THE RIGHT, AFTER FIVE (5) BUSINESS DAYS WRITTEN NOTICE OF DEFAULT AND OPPORTUNITY TO CURE, TO TERMINATE THIS AGREEMENT BY DELIVERING WRITTEN NOTICE TO BUYER WHEREUPON THE DEPOSIT SHALL BE FORFEITED TO SELLER AS LIQUIDATED DAMAGES (WHICH SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER FOR SUCH DEFAULT) TO RECOMPENSE SELLER FOR TIME SPENT, LABOR AND SERVICES PERFORMED AND THE LOSS OF ITS BARGAIN. BUYER AND SELLER AGREE THAT (I) SELLER WILL BE MATERIALLY DAMAGED, (II) IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE AT THIS TIME TO ESTIMATE THE AMOUNT OF SUCH DAMAGE, AND (III) AFTER NEGOTIATION, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT, TOGETHER WITH THE INTEREST THEREON, IF ANY, REPRESENTS A REASONABLE ESTIMATE OF SELLER'S DAMAGES AND DOES NOT CONSTITUTE A PENALTY. THE ESCROW HOLDER IS HEREBY INSTRUCTED BY SELLER AND BUYER TO DELIVER THE DEPOSIT TO SELLER IN SUCH EVENT, WITH WRITTEN AUTHORIZATION OF SELLER AND BUYER REQUIRED FOR THE RELEASE, AND SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND, AT SUCH TIME, THIS AGREEMENT SHALL BE NULL AND VOID AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 17(a) SHALL LIMIT ANY INDEMNIFICATION OBLIGATION OF BUYER UNDER THIS AGREEMENT.

EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

(b)       DEFAULT BY SELLER; OTHER FAILURE TO CONSUMMATE AGREEMENT. IF SELLER DEFAULTS IN ITS OBLIGATION TO SELL AND CONVEY THE PROPERTY TO BUYER PURSUANT TO THIS AGREEMENT, AFTER FIVE (5) BUSINESS DAYS WRITTEN NOTICE OF DEFAULT AND OPPORTUNITY TO CURE, BUYER MAY EITHER (i) TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT (PLUS ACCRUED INTEREST, IF ANY) IN WHICH EVENT (A) NO BROKER'S FEE SHALL BE EARNED, AND (B) THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE AND BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, OR (ii) BUYER MAY SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND MAY COMPELL SELLER TO SELL AND CONVEY THE PROPERTY TO BUYER PURSUANT TO THIS AGREEMENT, PROVIDED THE PARTIES AGREE THE PURCHASE PRICE WILL NOT BE REDUCED.

NOTWITHSTANDING THE FOREGOING, NO NOTICE OR CURE PERIOD SHALL APPLY TO ANY PARTY’S FAILURE TO CLOSE THIS TRANSACTION ON THE SCHEDULED CLOSING DATE (EXCEPT AS MAY BE EXTENDED HEREUNDER) TIME BEING OF THE ESSENCE.

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18.       Further Assurances. After the Closing, Seller and Buyer agree to perform such other acts, and to execute, acknowledge and deliver, such other instruments, documents and other materials as the other may reasonably request (at no cost or liability to the performing party) and as shall be necessary in order to affect the consummation of the transactions contemplated by this Agreement or to provide further assurances of any transfer, conveyance or assignment made pursuant to this Agreement. The provisions of this Section 18 shall survive the Closing for a period of six (6) months.

19.       Notices. Any notice required or permitted to be given or delivered under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile or electronic mail(provided that the transmission is completed no later than 4 p.m. Eastern time on a business day and the original also is sent via overnight courier or United States mail, whereby delivery is deemed to have occurred at the end of the business day on which electronic transmission is completed). For purposes of Sections 19(i)-(iii) above, notice shall be deemed to have been given or delivered upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying party's receipt of written or electronic confirmation of such delivery or refusal, if received by the party to be notified between the hours of 8 a.m. and 6 p.m. Eastern time on any business day, with delivery made after such hours to be deemed received on the following business day. For the purposes of notice, the addresses of the parties shall be as follows:

If to Seller:	Jackson Street Development LLC

Copies to:	Moncarz Law Firm

If to Buyer:	FundRebel Dean Hollywood 9, LLC
104 W 40th St STE 1030
New York, NY 10018
Attn: Mark Drachman

Copies to:	Steve Neumann

The Bernstein Law Firm

or such other address as either party may from time to time specify in writing delivered to the other in accordance with this Section 19.

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20.       Brokers. Any and all brokerage commissions and fees shall be paid by Seller. Seller nor Buyer has engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Roger Lohse, REMAX Five Star Realty (the "Broker"). Seller shall be solely obligated for all brokerage commissions payable to the Broker in accordance with a separate agreement (the "Broker Fee") Each of Buyer and Seller hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys' fees and expenses) arising out of a breach of its representation or undertaking set forth in this Section. This Section 20 shall expressly survive any Closing or any termination of this Agreement.

21.       Attorneys' Fees. If legal action is commenced to enforce or to declare the effect of any provisions of this Agreement or any documents executed in connection herewith, the court as part of its judgment shall award reasonable attorneys' fees and costs to the prevailing party. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any arbitration on this Agreement shall be entitled to its reasonable attorneys' fees incurred in any post-judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

22.       Integration; Headings. This Agreement contains the complete agreement between the parties and cannot be varied except by the written agreement of the parties. The parties agree that there are no oral agreements, understandings, representations or warranties that are not expressly set forth herein. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

23.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and assigns where permitted by this Agreement.

24.       Assignment. Buyer may not assign this Agreement in whole or part without Seller's consent, provided, Buyer may assign this Agreement and all rights hereunder to a corporate entity at least partly owned or managed by Mark Drachman without the prior written consent of Seller, provided Seller is provided notice of such assignment no later than five (5) business days prior to the Closing Date.

25.       1031 Exchange. Seller and/or Buyer may wish to effect an exchange qualifying as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986 (a "1031 Exchange"), and if either party, at its option, shall elect to undertake a 1031 Exchange, the following terms shall apply:

(a)       The exchanging party, may assign its rights in, and delegate its duties (in part or in whole) under, this Agreement, as well as the transfer of its interest in the Property, to a qualified intermediary selected by such party ("Accommodator") in a manner consistent with the provisions of Treasury Regulations Section 1.1031(k)-1(g)(4), and the exchanging party may add the Accommodator as an additional party to the escrow hereunder;

(b)       Accommodator shall have no liability to the non-exchanging party, and the non-exchanging party shall release Accommodator from any claims by the non-exchanging party in connection with the 1031 Exchange;

(c)       The non-exchanging party agrees to reasonably cooperate with the exchanging party in connection with the 1031 Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) therefor;

(d)       The non-exchanging party shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to the other party's relinquished or replacement property, as applicable, in the 1031 Exchange;

(e)       The exchanging party's obligation to sell or purchase the Property, as applicable, pursuant to this Agreement shall not be contingent or otherwise subject to the consummation of the 1031 Exchange;

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(f)       The Closing shall timely occur in accordance with the terms of this Agreement and shall not be altered notwithstanding any failure, for any reason, of the consummation of the 1031 Exchange;

(g)       The non-exchanging party shall have no responsibility or liability on account of the 1031 Exchange to any third party involved in the 1031 Exchange;

(h)       The non-exchanging party shall not be required to make any representations or warranties, nor assume any obligations, nor spend any funds, in connection with the 1031 Exchange, other than such party's attorneys' fees in connection with the review and approval of customary documentation and settlement statements in connection with the 1031 Exchange as it relates to the Property;

(i)       All representations, warranties, covenants and indemnification obligations of the parties to one another, whether set forth in this Agreement or otherwise existing at law or at equity, shall not be affected by the 1031 Exchange; and

(j)       The exchanging party shall indemnify, protect, defend and hold the non-exchanging party harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys' fees and costs except as provided in (h) above, incurred by the non-exchanging party in connection with any third -party claims which may arise as a result of or in connection with the 1031 Exchange.

26.       Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

27.       Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

28.       Exhibits. All exhibits attached hereto are incorporated herein by this reference.

29.       Time. Time is of the essence of this Agreement.

30.       Date of Performance. If the date for performance of any act under this Agreement falls on a Saturday, Sunday or federal or Jewish holiday, the date for such performance shall automatically be extended to the first succeeding business day that is not a Saturday, Sunday or federal or Jewish holiday.

31.       Limitation of Liability. Any obligation or liability of Buyer or Seller whatsoever which may arise at any time under this Agreement or any obligation or liability which may be incurred by Buyer or Seller pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of Buyer's or Seller's assets only (including the proceeds of such assets). No obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Buyer's or Seller's limited partners, managers, members, trustees, officers, directors, employees, shareholders, representatives or agents (including, without limitation, Seller's property manager), regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

32.       Legally Binding. This is intended to be a legally binding agreement. This Agreement constitutes the entire agreement between the parties and their real estate agents, there being no oral contracts, representations, conditions, or warranties, express or implied, in addition to this Agreement.

33.       Waiver. No waiver by Buyer or Seller of a breach of any of the terms, covenants and conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Buyer or Seller hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

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34.       Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

3 5.       Exclusivity. This Agreement is an exclusive arrangement between the Seller and Buyer and after its execution, neither Seller nor its agents, affiliates, or employees shall sell or contract to sell the Property with anyone other than Buyer until this Agreement is terminated in accordance with its terms.

36.       Reporting Person. Seller and Buyer hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

37.       Arbitration. IF A DISPUTE ARISES FROM OR RELATES TO THIS AGREEMENT OR THE BREACH THEREOF, AND IF THE DISPUTE CANNOT BE SETTLED THROUGH DIRECT DISCUSSIONS, THE PARTIES AGREE TO ENDEAVOR FIRST TO SETTLE THE DISPUTE BY MEDIATION BEFORE RESORTING TO ARBITRATION. THE PARTIES FURTHER AGREE THAT ANY UNRESOLVED CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH ITS COMMERCIAL ARBITRATION RULES AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE BROWARD COUNTY, FLORIDA. THE ARBITRATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA.

38.       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement (and their respective successors and permitted assigns), and no other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

39.       Radon Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

40.       Electronic Signatures. This Agreement and any other documents, consents or agreements executed in connection therewith (each a "Related Document"), other than the Deed or any documents to be recorded, may be executed through an "electronic signature" (except for any Deed prepared through a licensed Remote Online Notary in accordance with Florida law). Any execution of this Agreement or any Related Document by any party by an electronic signature shall be valid, effective and binding upon the party executing, shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement or Related Document. For purposes hereof, (i) "electronic signature" means, without limitation, (A) a manually signed original signature that is then transmitted via the internet as a "pdf' (portable document format) or other replicating image attached to an e-mail message, (B) a manually signed signature that is then transmitted via facsimile or (C) an electronic signature produced or provided through an online digital signature service, such a "docusign", or (D) any other legally recognized form of electronic signature and (ii) an "electronically signed document" means, without limitation, (A) any document, signature page or counterpart thereof transmitted via e-mail, facsimile, telecopier or any other electronic or digital means containing an electronic signature or (B) any document, counterpart thereof or signature page executed and delivered via an online digital signature service. The parties expressly consent to execution of this Agreement and/or any other Related Document through the electronic signature service known as DocuSign.

41.       Counterparts. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executed at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[Signatures commence on following page]

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IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures as of the day and year first written above.

BUYER:

FUNDREBEL DEAN HOLLYWOOD 9, LLC, a Florida limited liability company

/s/ Marc Drachman
Name:	Marc Drachman
Title:	CEO / Managing Member

SELLER:

JACKSON STREET DEVELOPMENT, LLC, a Florida limited liability company

By:	/s/ Giuseppe Iadisernia
Name:	Giuseppe Iadisernia
Manager

[EXHIBITS OMITTED]

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